Exhibit 99.1

NEWS RELEASE
SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN
EARNINGS FOR THE QUARTER ENDED MARCH 31, 2018

Aiken, South Carolina (April 30, 2018) - Security Federal Corporation ("Company") (OTCBB: SFDL), the holding company for Security Federal Bank ("Bank"), today announced earnings for the quarter ended March 31, 2018. Net income increased $101,000 or 6.2% to $1.7 million or $0.59 per common share (basic) for the quarter ended March 31, 2018 compared to $1.6 million or $0.55 per common share (basic) for the same period in 2017.  The increase in earnings was primarily the result of an increase in net interest income combined with a decrease in the provision for income tax expense.  These items were partially offset by an increase in non-interest expense.

The Company's net interest spread increased two basis points to 3.22% for the quarter ended March 31, 2018 compared to 3.20% for the quarter ended March 31, 2017. Consistent with the increase in the interest spread, net interest income increased $559,000 or 9.3% to $6.6 million for the first quarter of 2018 compared to $6.0 million during the first quarter of 2017. The increase was primarily due to an increase in the average balance of loans and mortgage backed securities combined with higher yields earned from these assets during the first quarter of 2018. The increase in these average earning assets was partially offset by higher cost of funds as total interest expense increased $211,000 or 22.0% to $1.2 million in the first quarter of 2018 compared to $958,000 for the same quarter in 2017. The majority of the increase in interest expense was related to interest expense on deposits, which increased $168,000 or 29.6% to $736,000 during the first quarter of 2018 compared to $568,000 during the first quarter of 2017.

Non-interest income increased $47,000 or 2.3% to $2.0 million for the quarter ended March 31, 2018 compared to the same period in 2017. Non-interest expense increased $690,000 or 11.8% to $6.5 million for the quarter ended March 31, 2018 compared to $5.8 million for the quarter ended March 31, 2017. The most significant increase was in salaries and employee benefits expense, which increased $298,000 or 8.5%.

Total assets increased $2.9 million or 0.3% to $871.7 million at March 31, 2018 from $868.8 million at December 31, 2017. Investment and mortgage-backed securities decreased $28.9 million or 7.0% to $383.1 million at March 31, 2018 from $412.1 million at December 31, 2017.  Net loans receivable grew $26.0 million or 6.7% to $416.5 million at March 31, 2018 from $390.5 million at December 31, 2017.  Total deposits increased $14.6 million or 2.1% to $716.7 million at March 31, 2018 compared to $702.1 million at December 31, 2017.

The Bank's newest branch in Ridge Spring, South Carolina opened in March 2018.  It is a full-service branch offering depository banking as well as commercial and consumer lending.

Security Federal Bank has 16 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener, and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended March 31,
	2018	2017
Total interest income	$7,774	$7,004

Total interest expense	1,169	958

Net interest income	6,605	6,046

Provision for loan losses	0	0

Net interest income after provision for loan losses	6,605	6,046

Non-interest income	2,044	1,997

Non-interest expense	6,519	5,829

Income before income taxes	2,130	2,214

Provision for income taxes	400	585

Net income	$1,730	$1,629

Earnings per common share (basic)	$0.59	$0.55

Earnings per common share (diluted)	$0.56	$0.52

	BALANCE SHEET HIGHLIGHTS

	March 31, 2018	December 31, 2017	% Change

Total assets	$871,686	$868,813	0.3%

Cash and cash equivalents	15,599	10,320	51.2%

Total loans receivable, net	416,465	390,493	6.7%

Investment and mortgage-backed securities	383,111	412,055	-7.0%

Deposits	716,666	702,107	2.1%

Borrowings	72,198	82,706	-12.7%

Shareholders' equity	76,300	77,923	-2.1%

Book value per share	$25.84	$26.39	-2.1%

Total risk based capital ratio (1)	18.14%	18.92%	-4.1%

Common equity tier one ratio (1)	16.89%	17.66%	-4.4%

Non performing assets	7,655	6,833	12.0%

Non performing assets to total assets	0.88%	0.79%	11.7%

Allowance as a percentage of gross loans,
held for investment	1.94%	2.08%	-6.7%

(1)- This ratio is calculated using Bank only information and not consolidated information.